Exhibit 99.1

PENN NATIONAL GAMING COMPLETES ACQUISITION OF

MARGARITAVILLE RESORT CASINO OPERATIONS

Accretive Acquisition Further Expands Penn National’s Regional Gaming Platform with Addition of Newest Resort in Bossier City/Shreveport Market

Wyomissing, Penn., (January 2, 2019) — Penn National Gaming, Inc. (PENN: Nasdaq) (“Penn National” or the “Company”) announced today that it completed the purchase of the operations of Margaritaville Resort Casino in Bossier City, Louisiana (“Margaritaville”), for total consideration of $115 million.  The transaction was financed with incremental borrowings under the Company’s revolving credit facility with the purchase price representing a multiple of approximately 5.0x expected trailing twelve months adjusted earnings before interest, taxes, depreciation, amortization, and management fee for the period ended December 31, 2018. Penn National expects the purchase multiple will be reduced to below 4.5x based on expected operating synergies and cost savings.

Simultaneous with the closing of the transaction, Penn National entered into a triple net lease agreement with VICI Properties Inc. (NYSE: VICI) (“VICI”) for the Margaritaville facility. The lease has an initial annual rent of approximately $23 million and an initial term of 15 years, with four 5-year renewal options. The rent coverage ratio in the first year after closing is expected to be greater than 2.0x, and the Tenant’s obligations under the lease are guaranteed by Penn National.

Timothy J. Wilmott, Penn National’s Chief Executive Officer, stated, “Margaritaville, Bossier City’s newest casino resort, is an attractive addition to our regional gaming platform. This acquisition is in line with our efforts to enhance shareholder value as it is immediately accretive to our free cash flow, further diversifies our revenue and operating base and offers a well-defined path to the realization of synergies that are expected to lower the purchase multiple. Margaritaville is one of the leading casino resorts in Bossier City, and we expect that our proven integration and operating strategies will help grow operating margins as well as free cash flow contributions from the property. We are excited to welcome Margaritaville employees to Penn National.”

Built in 2013, Margaritaville Resort Casino is the premier venue for gaming, lodging, dining and entertainment experiences in Northern Louisiana.  The property features 26,500 square feet of casino space, 395 hotel rooms, an island-style escape theme, 6 restaurants and food and beverage outlets, a 15,000 square foot 1,000-seat theater and 9,500 square feet of meeting space.

About Penn National Gaming

Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities and video gaming terminal operations with a focus on slot machine entertainment. Reflecting the recent completion of the Pinnacle Entertainment transaction the Company now operates 41 facilities in 18 jurisdictions.  In total, Penn National facilities feature over 50,200 gaming machines, 1,250 table games and approximately 9,400 hotel rooms.  The Company also offers social online gaming through its Penn Interactive Ventures division and has leading customer loyalty programs with over five million active customers.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected impact of the acquisition of Margaritaville on the Company’s operations.  These statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “seeks,” “may,” “will,” “should” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the acquisition of the Margaritaville operations by the Company and the integration of the business to be acquired; potential adverse reactions or changes to business or employee relationships, including those resulting from the completion of the transaction; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or issues arising from, the integration of the companies; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the United States Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

CONTACT:

William J. Fair	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610/373-2400	212/835-8500 or penn@jcir.com

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